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                                                                    EXHIBIT 10.1

                           STOCK REDEMPTION AGREEMENT

         THIS AGREEMENT is made and entered into as of March 5, 1999 by and between Innovative Gaming Corporation of American, a Minnesota corporation (the "Company") and Wayne W. Mills (the "Shareholder").

         WHEREAS, the Shareholder beneficially owns Common Stock of the Company, par value $.01 per share directly and through First Trust National Association FBO Wayne W. Mills IRA ( the "Shareholder IRA") ;

         WHEREAS, the Company's Articles of Incorporation provide that the Company may redeem under certain circumstances Common Stock of the Company beneficially owned by its shareholders.

         WHEREAS, the Company desires to redeem, and the Shareholder agrees to cause the Shareholder IRA to sell and convey to the Company, 400,000 shares of the Company's Common Stock, par value $.01 per share (the "Redemption Shares") upon the terms and conditions hereto.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:

1. Redemption of Shares. The parties hereto agree that the Company shall redeem the Redemption Shares in exchange for the consideration provided in Section 2 on the Closing Date (as defined below).

2. Consideration. As full payment for the Redemption Shares to be redeemed pursuant to the terms and conditions hereto by the Company on the Closing Date, the Company shall issue and the Shareholder shall cause the Shareholder IRA to accept the aggregate consideration (the "Purchase Price") as follows:

         a. Convertible Note. The Company shall issue to the Shareholder IRA a convertible promissory note substantially in the form attached hereto as Annex A (the "Note"). The principal amount of the Note shall be equal to the product of a) 400,000 (such amount of shares being redeemed by the Company) and b) the closing sales price of the Company's Common Stock on the business day immediately prior to the Closing Date (as hereinafter used, the "Conversion Price").

         b. Warrant The Company shall issue to the Shareholder IRA a warrant to purchase the Company's Common Stock substantially in the form attached hereto as Annex B (the "Warrant"). The number of shares subject to the Warrant shall be 50,000 (one share of stock for each eight shares of the Company's Common Stock redeemed). The exercise price of the Warrant shall equal the Conversion Price.

3. Closing. The closing of the transactions contemplated hereby shall occur on March 5, 1999 at the offices of Maslon Edelman Borman & Brand, 3300 Norwest Center, 90 South 7th Street, Minneapolis, Minnesota or at such time, date and place as the parties hereto rper may mutually agree (the "Closing Date"). On the Closing Date:




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         a.       The Shareholder shall cause the Shareholder IRA to deliver to the Company duly issued certificates representing the Redemption Shares, which shall be duly endorsed for transfer; and

         b.       The Company shall pay the Shareholder IRA the Purchase Price.

4. Shareholder Representation. The Shareholder represents and warrants to the Company that following the redemption of the Redemption Shares pursuant to the terms hereof, the Shareholder, including the Shareholder IRA, will beneficially own 4.9% or less of the Company's issued and outstanding Common Stock.

5. Shareholder Covenant. The Shareholder hereby agrees and covenants to the Company that the Shareholder and the Shareholder IRA will not acquire shares of Common Stock of the Company, whether upon conversion of the Note, exercise of the Warrant, purchase in the open market, purchase in a private transaction, or otherwise, if such acquisition would result in the direct or indirect beneficial ownership by the Shareholder and the Shareholder IRA of more than 4.9% of the Company's issued and outstanding Common Stock.

6.       General

                  6.1 Parties and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the consent of the other parties.

                  6.2 Expenses. The Company shall pay all expenses incurred by each party to this Agreement in connection with the preparation, authorization, execution and performance of this Agreement.

                  6.3 Notices. Any notice that any party hereto is required or may desire to give to any other party hereto shall be in writing and shall be deemed to have been properly given only if hand delivered, sent by personal courier service, telecopied, or mailed by registered, certified, or express mail, postage prepaid (mailed notices shall be deemed given upon receipt), to the following persons at the following addresses (or to such address as may be specified from time to time by such party by notice given as provided herein):

                  To the Company:      Innovative Gaming Corporation of America.
                                       4750 Turbo Circle
                                       Reno, Nevada 89502
                                       Attention: Chief Financial Officer




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                  To the Shareholder:  Wayne W. Mills
                                       RJ Steichen & Company
                                       The Colonade, Suite 290
                                       5500 Wayzata Boulevard
                                       Golden Valley, Minnesota 55416


                  6.4 Counterparts. For the convenience of the parties and to facilitate the execution of this Agreement, any number of counterparts hereof may be executed and each such executed counterpart shall be deemed to be an original instrument.

                  6.5 Headings. The headings of paragraphs hereunder are for convenience and reference only, and shall not be deemed a part of this Agreement.

                  6.6 Waiver; Remedies. No delay or failure on the part of any party hereto to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

                  6.7 Entire Agreement. This Agreement sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Agreement shall not be modified or amended in any fashion except by an instrument in writing signed by the parties hereto.

                  6.8 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  6.9 Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

                  6.10 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nevada (without regard to principles of conflicts of laws) applicable to contracts made and to be performed within such State.






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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed in their respective names all as of the date and year first above written.


                                               INNOVATIVE GAMING  CORPORATION OF
                                               AMERICA

                                               By /s/ Scott H. Shackelton
                                                  ------------------------------
                                                Its: Chief Financial Office


                                               SHAREHOLDER


                                                  /s/ Wayne W. Mills
                                               ---------------------------------
                                               Wayne W. Mills













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